EXHIBIT 99.1

            SERVICER'S ANNUAL STATEMENT OF COMPLIANCE


March 13, 1998


LaSalle National Bank
135 South LaSalle Street
Suite 1740
Chicago, Illinois  60674-4107
Attention: Asset Backed Securities Trust Services -- Nomura 1997-D4

Ladies & Gentlemen:

Reference is made to the Pooling and Servicing Agreement dated as of March 27, 1997, among Asset Securitization Corporation, as Depositor, AMRESCO Management, Inc., ("AMI") as Servicer and as Initial Special Servicer, LaSalle National Bank, as Trustee, and ABN AMRO Bank, N.V., as Fiscal Agent, which has been amended pursuant to a Second Amendment to the Pooling and Servicing Agreement dated June 6, 1997, among the same parties, entered into in connection with Asset Securitization Corporation Commercial Mortgage Pass-Through Certificates, Series 1997-D4, as amended (the "PSA"). Effective August 1, 1997, AMI delegated all of its rights, duties and obligations under the PSA to AMRESCO Services, L.P. ("ASLP") (herein AMI, in its capacity as Servicer under the PSA with respect to the period from March 27, 1997 to July 31, 1997, and ASLP are collectively "AMRESCO").

As Senior Vice President of AMRESCO, I have delegated to specified officers ("Officers") the responsibility for reviewing and monitoring the activities of AMRESCO, and of our performance under the PSA.

Accordingly,  pursuant  to  Section  3.14  of  the  PSA  and   in
accordance with certifications made to me by each of the Officers, AMRESCO certifies the following:

(1) A review of the activities of AMRESCO for the period from March 27, 1997 to December 31, 1997, and of its performance under this PSA has been made under the supervision of the Officers, who have in turn been under my supervision;

(2) To the best of my knowledge and the Officers' knowledge, based on such review, AMRESCO has fulfilled its obligations as Servicer in all material respects under the PSA throughout the period from March 27, 1997 to December 31, 1997;
LaSalle National Bank

(3) No sub-servicers, other than affiliates of AMRESCO, were used by AMRESCO with respect to its duties under the PSA during the period from March 27, 1997 to December 31, 1997; and

(4) To the best of my knowledge and the Officers' knowledge, AMRESCO has not received any notice regarding the qualification, or challenging the status, of the Series 1997-D4 Upper-Tier REMIC or Lower-Tier REMIC as a REMIC from the Internal Revenue Service or any other governmental agency or body.

Please refer to the enclosed independent accountants' report dated January 30, 1998, delivered pursuant to Section 3.15 of the PSA, which discusses the results of their review of our activities under this PSA and which is incorporated herein by reference.

Very truly yours,

/s/

Daniel B. Kirby
Senior Vice President
AMRESCO Management, Inc., in its capacity as Servicer under the PSA with respect to the period from March 27, 1997 to July 31, 1997, and AMRESCO Services, L.P.

Enclosures

cc:  Asset Securitization Corporation
     2 World Financial Center
     Building B, 21st Floor
     New York, NY  10281-1198
     Attention:  Mr. Perry Gershon and
                 Ms. Sheryl McAfee

     Fitch Investors Service, L.P.
     One State Street Plaza
     New York, NY  10004
     Attention:  Commercial Mortgage Surveillance


LaSalle National Bank


Enclosures:

     Moody's Investor Service, Inc.
     99 Church Street, 4th Floor
     New York, NY  10007
     Attention:  Commercial Mortgage Backed Securities Surveillance

     Duff & Phelps Credit Rating Company
     55 East Monroe, 35th Floor
     Chicago, IL  60603
     Attention:  Structured Finance - Commercial Real Estate Monitoring

     Standard & Poor's Rating Service
     26 Broadway, 10th Floor
     New York, NY  10004
     Attention:  Commercial Mortgage Surveillance

     Cadwalader, Wickersham & Taft
     100 Maiden Lane
     New York, NY  10038
     Attention:  Anna H. Glick, Esq.